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                           APPLIED MAGNETICS CORPORATION

                               ________ COMMON SHARES
                        INITIALLY OFFERED PURSUANT TO RIGHTS
                           DISTRIBUTED TO STOCKHOLDERS OF
                           APPLIED MAGNETICS CORPORATION

Dear Stockholders:

               This letter is being distributed to all holders of Common Stock (the "Common Stock"), of record on July ___, 1999 (the "Record Date"), of Applied Magnetics Corporation (the "Company"), in connection with a distribution of transferable rights ("Rights") to acquire the Common Stock at a subscription price of [$0.00] per share for each share as described in the Prospectus dated July ___, 1999.

          Each beneficial owner of shares of the Common Stock is entitled to receive one Right for each share of Common Stock owned as of the Record Date, and to purchase one (1) share of Common Stock for every one (1) Right held. No fractional shares or cash in lieu thereof will be issued or paid. The number of shares which may be purchased pursuant to the exercise of Rights distributed to record holders by the Company, or which may be purchased pursuant to the exercise of Rights which have been transferred, must be rounded down to the nearest whole number (or any lesser number of whole shares) in order to avoid issuing fractional shares.

               Enclosed are copies of the following documents:

               1.   The Prospectus;

               2.   The Subscription Warrant;

               3. The "Instructions as to Use of Applied Magnetics Corporation Subscription Warrant" (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

               4. A Notice of Guaranteed Delivery for Subscription Warrants issued by Applied Magnetics Corporation; and

               5. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Subscription Agent.


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               Your prompt action is requested. The Rights will expire at 5:00
P.M., New York City time, on August ___, 1999, unless extended by the Company (the "Expiration Date").

                To exercise the Rights, a properly completed and executed Subscription Warrant (or Notice of Guaranteed Delivery) and payment in full for all of the Rights exercised must be delivered to ChaseMellon Shareholder Services, L.L.C. as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

               Additional copies of the enclosed materials may be obtained from ChaseMellon Shareholder Services, L.L.C. Its toll-free telephone number is
(888) 224-2745.

                                                   Very truly yours,
                                                   APPLIED MAGNETICS CORPORATION



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